Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888-909-5548 Fax : 888-909-1033

Trading Symbol OTCQX: NGLD

NEWS RELEASE

NEVADA CANYON SIGNS LAPON CANYON STREAM AGREEMENT

Reno, Nevada. February 3, 2025, Nevada Canyon Gold Corp. (OTCQX: NGLD) (the “Company” or “Nevada Canyon”) is pleased to announce it has signed, through its wholly owned subsidiary, Nevada Canyon, LLC, an Exploration Stream Earn-in Agreement (the “Agreement”) with Walker River Resources, LLC, a wholly owned subsidiary of Walker River Resources Corp. (“Walker River”), to explore and develop the Lapon Canyon Gold Project (“Lapon Canyon” or the “Lapon Canyon Project”) located within the prolific Walker Lane gold trend, 40 miles southeast of Yerington Nevada. The Agreement grants Nevada Canyon the exclusive right to earn and purchase up to a 50% interest in the Lapon Canyon Project by funding cumulative Exploration Expenses of US$5,000,000 over a three-year period.

The Agreement provides that, subject to certain conditions, Walker River will grant Nevada Canyon an exclusive right to earn and purchase either (i) an undivided 50% interest (the “Earned Interest”) in Lapon Canyon, or (ii) alternatively, a production royalty in the Lapon Canyon Project. Nevada Canyon has the right to accelerate completion of the Minimum Work Requirements and exercise its Earn-In Right at its discretion.

Key Terms of the Agreement

•	Nevada Canyon to incur minimum Exploration Expenses of US$1,000,000 during the first Annual Period.

•	Nevada Canyon to incur minimum Exploration Expenses of US$2,000,000 during each of the second and third Annual Periods.

•	Exploration program to include extensive exploration and definition drilling, initial and subsequent compliant mineral resource estimates, and completion of a Preliminary Economic Assessment (“PEA”) during the Earn-In Period.

•	Nevada Canyon, through its exploration project accelerator, will act as operator for the duration of the Earn-in Period, with Walker River providing its exploration expertise and guidance.

Upon Nevada Canyon acquiring the 50% Earned Interest, the Parties will form a Nevada limited liability company (the “Joint Venture LLC”) and contribute the Lapon Canyon Project to the Joint Venture LLC for the joint development and operation. Each party will fund its pro-rata share of future expenditures on the Lapon Canyon Project or face dilution of its interest in the Joint Venture LLC. If a party’s interest in the Joint Venture LLC is diluted below 10% or pursuant to certain other conditions of the Joint Venture LLC Agreement, its interest will be converted to a 2% Net Smelter Returns royalty on the Lapon Canyon Project, subject to a buy-down option to 1% exercisable at any time for the payment of US$2,500,000. The Parties agreed on the closing of the Agreement, Nevada Canyon’s US$200,000 Promissory Note dated December 19, 2024, including principal and accrued interest, shall be deemed satisfied in full and credited toward Nevada Canyon’s Exploration Expenses obligations for the first Annual Period.

About Lapon Canyon

Walker River owns a 100% undivided interest in the Lapon Canyon Project, which consists of 96 unpatented lode mining claims known as the Sleeper and Lapon Rose claim groups located within the prolific Walker Lane gold trend. Nevada Canyon previously acquired a 3% total net smelter return royalty on the Lapon Canyon Project.

Lapon Canyon hosts historical, high grade gold mining with approximately 2,000 feet of underground workings in three adits. Historical underground work returned numerous assay values in the one-ounce-per-ton range (NI 43-101, Montgomery and Barr, 2004). The Lapon Canyon Project is easily accessible by secondary state roads from the main highway (15 miles), and is located approximately 40 miles southeast of Yerington, Nevada. A state power grid transmission line passes within 2 miles of the project.

Walker River has completed considerable exploration work to date, with numerous drill hole intercepts that indicating significant gold mineralization. The drill programs at Lapon Canyon consist of definition and systematic drilling on section for geological modelling purposes, as well as exploration drilling to discover new gold mineralization and extend known mineralization in several directions, including at depth. The ongoing results from these drill programs and subsequent data compilation will enable the completion of an initial compliant mineral resource on the Lapon Canyon Project.

“Lapon Canyon is a tremendous Nevada project with significant upside,” said Nevada Canyon President and CEO, Alan Day, “This initial stream investment adds substantial potential value to our growing royalty portfolio and with all Nevada Canyon assets, offers excellent leverage to gold prices.”

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming; and iii) exploration project accelerator.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2023, Quarterly Reports and Current Reports.